Exhibit 99.1

   ------------------Press Release, dated September 19, 2005------------------

                                                           FOR IMMEDIATE RELEASE

        CARNIVAL CORPORATION & PLC REPORTS RECORD THIRD QUARTER EARNINGS

      MIAMI  (September 19, 2005) - Carnival  Corporation & plc (NYSE/LSE:  CCL;
NYSE: CUK) reported record net income of $1.15 billion, or $1.36 diluted EPS, on revenues of $3.61 billion for its third quarter ended August 31, 2005. Net income for the third quarter of 2004 was $1.03 billion, or $1.22 diluted EPS, on revenues of $3.25 billion. Third quarter 2005 earnings were reduced by two unusual charges totaling $45 million ($0.05 per share) - a $23 million charge to operating expense related to a billing from the British Merchant Navy Officers Pension Fund ("MNOPF") and a $22 million investment write-down charged to nonoperating expense. The MNOPF billing represents the fund's estimate of Carnival's share of the fund's total unfunded pension liabilities, and substantially all relates to service by British officers for P&O Princess prior to its acquisition by Carnival Corporation.

      Net income for the nine months ended August 31, 2005 was $1.90 billion, or $2.27 diluted EPS, on revenues of $8.52 billion, compared to net income of $1.56 billion, or $1.88 diluted EPS, on revenues of $7.49 billion for the same period in 2004.

      Third quarter revenues increased by 11 percent driven by both a 5.2 percent increase in cruise capacity and a significant growth in cruise net revenue yields (revenue per available berth day). Net revenue yields for the third quarter of 2005 increased 6.2 percent compared to the prior year, primarily due to higher cruise ticket prices and onboard revenues, and, to a lesser extent, higher occupancy. Gross revenue yields increased 5.4 percent.

      Net cruise costs per available lower berth day ("ALBD") for the third quarter of 2005 increased 7.4 percent compared to last year. The increase in costs per ALBD was primarily due to a 36 percent increase in fuel prices and the $23 million MNOPF contribution. Gross cruise costs per ALBD increased 5.6 percent. Excluding higher fuel costs and the MNOPF contribution, the company's 2005 third quarter net cruise cost per ALBD increased 1.4 percent compared to the same period last year, mostly due to higher dry-dock amortization expense.

      Carnival Corporation & plc Chairman and CEO Micky Arison said that he was happy with the company's results for the quarter. "Robust demand for cruise vacations continued into our seasonally strong summer period. Significant improvements in pricing, particularly for our North American brands, more than compensated for increases in fuel costs, resulting in higher profits and another record third quarter," Arison said.

Forward Outlook

      Regarding the fourth quarter of 2005, Arison noted that Hurricane Katrina, which caused extensive devastation to Gulf Coast areas, will also have some impact on the company's fourth quarter results. Hurricane Katrina resulted in the cancellation of one voyage, the shortening of two other voyages, changes in homeports for two ships and other disruptions and related costs.

      "The people of the Gulf Coast region have suffered horribly as a result of this storm and we have tried to help in some small way by chartering three ships to the U.S. government to be used in the recovery effort," Arison said.

      "I am especially proud that Carnival Cruise Lines' Ecstasy and Sensation, which since early last week have been docked in New Orleans, are serving as housing for first responders and other relief workers. Many of these people, particularly the police officers and fire fighters now housed aboard, have been living in terrible conditions, as they themselves were victimized by this hurricane and suffered tremendous personal losses. They continue to endure unbelievable hardships as they endeavor to perform their daily duties. We are very pleased that our ships are making a difference in their lives and contributing to the recovery of New Orleans. There are many people in our organization, both ashore and afloat, who have been working around the clock to make sure that this effort is successful and I thank them for that," Arison said.

      Arison said that a third vessel, the Holiday, is docked in Mobile, Ala., where it is initially providing housing for evacuees from both Alabama and Mississippi.

      Despite these events, recent bookings remain strong. Advance booking levels for the fourth quarter are slightly ahead of last year at this time, on a capacity adjusted basis, with average pricing above last year. As a result, the company continues to expect that net revenue yields for the fourth quarter of 2005 will increase approximately 4.5 to 5.5 percent, compared to last year's fourth quarter.

      Net cruise costs per ALBD in the fourth quarter of 2005 are expected to increase between 4 to 5 percent, compared to 2004, because of higher fuel costs. The company's cost guidance for fuel is based on recent forward prices for the balance of the year, which is 44 percent higher than the average prices for the fourth quarter of 2004. Excluding fuel, the company's cost guidance for the fourth quarter of 2005 is for costs per ALBD to be down slightly.

      Based on these estimates, the company expects diluted earnings per share for the fourth quarter of 2005 to be in the range of $0.39 to $0.41.

      Arison also noted that the company is currently on track to post an approximate 20 percent increase in earnings per share for the year 2005. "That's quite a remarkable accomplishment considering that fuel price increases are estimated to cost the company an additional $170 million, or $0.20 a share, in 2005," he said.

      Looking to early 2006, Arison said that both booking levels, on a capacity adjusted basis, and pricing for the first half of 2006 are ahead of the comparable period in 2005. "Given booking trends to date and a continuing strong demand for travel, we are optimistic that we will be able to achieve continued growth in revenue yields in 2006," Arison said. However, he also indicated that fuel costs could continue to impact 2006 earnings. If fuel prices follow the current forward curve for all of 2006, fuel costs would be higher by approximately $200 million, or $0.23 per share, over 2005.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2005 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 79 ships totaling more than 137,000 lower berths with 12 new ships scheduled for delivery between January 2006 and April 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

********************************************************************************

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, costs per ALBD, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises;
accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the alteration of itineraries or cancellation of a cruise or a series of cruises; changing public and consumer tastes and preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                              INVESTOR RELATIONS CONTACT
US                                          US/UK
Carnival Corporation & plc                  Carnival Corporation & plc
Tim Gallagher                               Beth Roberts
1 305 599 2600, ext. 16000                  1 305 406 4832
                                            44 7956 436 104

UK
Brunswick Group
Sophie Fitton/Sarah Tovey
44 (0) 20 7404 5959

2005 Third Quarter Earnings -


                                               CARNIVAL CORPORATION & PLC
                                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Three Months Ended August 31,          Nine Months Ended August 31,
                                                   -----------------------------          ----------------------------
                                                        2005            2004(1)            2005                 2004
                                                        ----            ----               ----                 ----
                                                                  (in millions, except per share data)
Revenues
  Cruise
   Passenger tickets                                 $  2,692          $  2,444          $  6,432             $  5,663
   Onboard and other                                      666               584             1,783                1,555
  Other                                                   247               222               305                  267
                                                     --------          --------          --------             --------
                                                        3,605             3,250             8,520                7,485
                                                     --------          --------          --------             --------
Costs and Expenses
  Operating
   Cruise
    Commissions, transportation and other                 483               467             1,297                1,227
    Onboard and other                                     116                92               307                  270
    Payroll and related                                   303(2)            253               861(2)               739
    Food                                                  160               149               465                  412
    Other ship operating                                  570               473             1,542                1,285
   Other                                                  158               140               212                  183
                                                     --------          --------          --------             --------
   Total                                                1,790             1,574             4,684                4,116
  Selling and administrative                              298               306               973                  944
  Depreciation and amortization                           226               210               672                  599
                                                     --------          --------          --------             --------
                                                        2,314             2,090             6,329                5,659
                                                     --------          --------          --------             --------
Operating Income                                        1,291             1,160             2,191                1,826
                                                     --------          --------          --------             --------

Nonoperating(Expense) Income
  Interest income                                          10                 3                19                   12
  Interest expense, net of capitalized interest           (82)              (76)             (250)                (212)
  Other expense, net                                      (23)(3)            (2)              (13)(3)(4)            (9)
                                                     --------          --------          --------             --------
                                                          (95)              (75)             (244)                (209)
                                                     --------          --------          --------             --------

Income Before Income Taxes                              1,196             1,085             1,947                1,617

Income Tax Expense, Net                                   (45)              (60)              (43)                 (56)
                                                     --------          --------          --------             --------

Net Income                                           $  1,151          $  1,025          $  1,904             $  1,561
                                                     ========          ========          ========             ========

Earnings Per Share
 Basic                                               $   1.43          $   1.28          $   2.36             $   1.95
                                                     ========          ========          ========             ========
 Diluted                                             $   1.36          $   1.22          $   2.27             $   1.88
                                                     ========          ========          ========             ========

Dividends Per Share                                  $   0.20          $  0.125          $   0.55             $  0.375
                                                     ========          ========          ========             ========

Weighted-Average Shares Outstanding - Basic               806               803               805                  802
                                                     ========          ========          ========             ========
Weighted-Average Shares Outstanding - Diluted             854               851(5)            854                  850(5)
                                                     ========          ========          ========             ========

(1) Reclassifications have been made to certain 2004 amounts to conform to the current period presentation.

(2) Includes a $23 million expense related to the British Merchant Navy Officers Pension Fund contribution.

(3)   Includes a $22 million expense for an investment write-down.

(4)   Includes a $7 million gain from the settlement of litigation.

(5)   Restated for the adoption in the fourth quarter of 2004 of EITF No. 04-08.

2005 Third Quarter Earnings -


                                               CARNIVAL CORPORATION & PLC
                                      SELECTED STATISTICAL AND SEGMENT INFORMATION

                                              Three Months Ended August 31,            Nine Months Ended August 31,
                                              -----------------------------            ----------------------------
                                                2005               2004 (1)             2005                 2004
                                                ----               ----                 ----                 ----
                                                        (in millions, except statistical information)
STATISTICAL INFORMATION
   Passengers carried                          1,953,493           1,849,447           5,259,825           4,762,315
   Available lower berth days (2)             12,297,220          11,684,117          35,595,494          32,867,217
   Occupancy percentage                            110.9%              110.2%              106.6%              105.2%

SEGMENT INFORMATION
   Revenues
     Cruise                                 $      3,358        $      3,028        $      8,215        $      7,218
     Other                                           333                 301                 406                 355
     Intersegment elimination                        (86)                (79)               (101)                (88)
                                            ------------        ------------        ------------        ------------
                                            $      3,605        $      3,250        $      8,520        $      7,485
                                            ============        ============        ============        ============
   Operating expenses
     Cruise                                 $      1,632        $      1,434        $      4,472        $      3,933
     Other                                           244                 219                 313                 271
     Intersegment elimination                        (86)                (79)               (101)                (88)
                                            ------------        ------------        ------------        ------------
                                            $      1,790        $      1,574        $      4,684        $      4,116
                                            ============        ============        ============        ============

   Selling and administrative expenses
     Cruise                                 $        286        $        292        $        932        $        902
     Other                                            12                  14                  41                  42
                                            ------------        ------------        ------------        ------------
                                            $        298        $        306        $        973        $        944
                                            ============        ============        ============        ============

   Operating income
     Cruise                                 $      1,222        $      1,098        $      2,161        $      1,800
     Other                                            69                  62                  30                  26
                                            ------------        ------------        ------------        ------------
                                            $      1,291        $      1,160        $      2,191        $      1,826
                                            ============        ============        ============        ============

(1) Reclassifications have been made to certain 2004 amounts to conform to the current period presentation.

(2) Available lower berth days is the total passenger capacity for the period, assuming two passengers per cabin, that we offer for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

2005 Third Quarter Earnings -

                                                 CARNIVAL CORPORATION & PLC
                                          GAAP TO NON-GAAP RECONCILING INFORMATION

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                        Three Months Ended August 31,          Nine Months Ended August 31,
                                                        -----------------------------          ----------------------------
                                                          2005                 2004              2005               2004
                                                           ----                ----              ----               ----
                                                                       (in millions, except ALBDs and yields)
Cruise revenues
 Passenger tickets                                     $      2,692       $      2,444       $      6,432       $      5,663
 Onboard and other                                              666                584              1,783              1,555
                                                       ------------       ------------       ------------       ------------
Gross cruise revenues                                         3,358              3,028              8,215              7,218
Less cruise costs
 Commissions, transportation and other                         (483)              (467)            (1,297)            (1,227)
 Onboard and other                                             (116)               (92)              (307)              (270)
                                                       ------------       ------------       ------------       ------------
Net cruise revenues (1)                                $      2,759       $      2,469       $      6,611       $      5,721
                                                       ============       ============       ============       ============

 ALBDs                                                   12,297,220         11,684,117         35,595,494         32,867,217
                                                       ============       ============       ============       ============

Gross revenue yields (1)                               $     273.07       $     259.18       $     230.78       $     219.61
                                                       ============       ============       ============       ============

Net revenue yields (1)                                 $     224.35       $     211.29       $     185.71       $     174.05
                                                       ============       ============       ============       ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                        Three Months Ended August 31,          Nine Months Ended August 31,
                                                        ----------------------------           ---------------------------
                                                           2005                2004              2005               2004
                                                           ----                ----              ----               ----
                                                                (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                              $      1,632       $      1,434       $      4,472       $      3,933
Cruise selling and administrative expenses                      286                292                932                902
                                                       ------------       ------------       ------------       ------------
Gross cruise costs                                            1,918              1,726              5,404              4,835
Less cruise costs included in net cruise revenues
  Commissions, transportation and other                        (483)              (467)            (1,297)            (1,227)
  Onboard and other                                            (116)               (92)              (307)              (270)
                                                       ------------       ------------       ------------       ------------
Net cruise costs (1)                                   $      1,319       $      1,167       $      3,800       $      3,338
                                                       ============       ============       ============       ============

ALBDs                                                    12,297,220         11,684,117         35,595,494         32,867,217
                                                       ============       ============       ============       ============

Gross cruise costs per ALBD (1)                        $     155.92       $     147.67       $     151.83       $     147.12
                                                       ============       ============       ============       ============

Net cruise costs per ALBD (1)                          $     107.21       $      99.79       $     106.77       $     101.56
                                                       ============       ============       ============       ============

2005 Third Quarter Earnings -

                NOTE TO GAAP TO NON-GAAP RECONCILING INFORMATION

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs as described above, which are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

                                      ###